Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES Executive OFFICER Retirement and promotions

−	William K. Sales retiring as Executive Vice President, Operations
−	Sean M. Mollins promoted to Senior Vice President, Operations
−	Brian Yamaguchi promoted to Vice President, Supplier Development

Los Angeles— July 1, 2021—Reliance Steel & Aluminum Co. (NYSE: RS) today announced the retirement of William K. Sales, Jr. as its Executive Vice President, Operations, effective January 2022. In advance of his retirement, Mr. Sales will transition from his current position to the role of Special Advisor, effective July 1, 2021. As Special Advisor, Bill will report directly to Jim Hoffman, Reliance’s Chief Executive Officer, and help facilitate the transition of his role as well as support other special projects.

Consistent with the Board’s executive leadership succession plan at all levels of the organization, Reliance also announced the promotion of Sean M. Mollins to Senior Vice President, Operations and the promotion of Brian Yamaguchi to Vice President, Supplier Development.

“On behalf of the entire Reliance team, I would like to congratulate Bill on a very successful career including 24 years of service to the Company,” said Jim Hoffman, Reliance’s Chief Executive Officer. “As Executive Vice President, Operations, Bill’s focus on our aluminum and stainless steel operations and tremendous knowledge and experience in several of our key end markets, such as aerospace and semiconductors, have been highly valuable contributions to the success of the Company. Bill has also played a critical role in developing and advancing strategic partnerships with many of our aluminum and stainless mill partners. We wish him all the best in his retirement.”

Mr. Hoffman continued, “We are very excited to announce these important management changes that reflect a deliberate succession planning process developed in conjunction with our Board of Directors and support Reliance’s continuous growth and development as the leader in the metals service center industry.”

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“I would like to congratulate both Sean and Brian on their well-deserved promotions,” added Karla Lewis, President of Reliance. “We are thrilled to have Sean join the senior leadership team given his broad industry knowledge and experience, proven leadership skills, and passion and energy for our business. In addition, we look forward to further benefitting from Brian’s outstanding people skills, strong product knowledge and diligent negotiating abilities as he leads our supplier development into the future.”

Prior to being promoted to Senior Vice President, Operations, Mr. Mollins served as President of PDM Steel Service Centers, Inc., a wholly-owned subsidiary of Reliance, where he was responsible for the PDM network of nine metal service center locations along with certain other Reliance operations. Before joining Reliance in 2008, Mr. Mollins began his career at Kaiser Aluminum Corp. in 2002.

Prior to his promotion to Vice President, Supplier Development, Mr. Yamaguchi served as Senior Director, Supplier Development. In 1986, Mr. Yamaguchi joined the Earle M. Jorgensen Company (“EMJ”) which became a Reliance subsidiary in 2006. He has held various positions of increasing responsibility in sales and merchandising at EMJ including his promotion to Vice President, Merchandising in 2012. Mr. Yamaguchi joined Reliance Corporate as Director, Supplier Development in 2014.

About Reliance Steel & Aluminum Co.

Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400

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